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WILLIAM GORIN - MFA MORTGAGE INVESTMENTS INC (MFA)
CEO Interview - published 11/26/2003

DOCUMENT # SAB254

WILLIAM S. GORIN is Chief Financial Officer and Executive Vice President of MFA Mortgage Investments, Inc. Previously, he was Executive Vice President of the America First Companies. Prior to joining America First, Mr. Gorin was First Vice President in the equity research department of Paine Webber Incorporated. Prior to that, he served as an investment banker at Kidder Peabody and E.F. Hutton. Mr. Gorin holds an MBA from the Stanford University Graduate School of Business. He graduated form Brandeis University with a BA in Economics.

Sector: REITS

TWST: Could you give us an overview of MFA Mortgage Investments' operations?

Mr. Gorin: MFA Mortgage Investments, Inc., is a real estate investment trust with the objective of generating distributable net income primarily from investment in high quality, hybrid, and adjustable rate mortgage-backed securities. Currently, approximately 99% of assets are mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, securities rated AAA by S&P and cash. MFA also owns interests in three multifamily apartment properties. MFA utilizes leverage in the form of repurchase agreements in the acquisition of its mortgage-backed securities. MFA maintains an asset to equity ratio of less than 11 times. We believe this ratio is conservative relative to other financial institutions that hold a comparable percentage of assets in high-grade mortgage-backed securities. MFA invests in hybrid and adjustable rate mortgage-backed securities. The hybrid mortgage-backed securities that MFA owns are adjustable rate mortgage-backed securities for which the initial interest rate is fixed for a period of time, typically three to five years, converting to an adjustable rate for the remaining term. MFA completed two equity offerings in 2003. The first offering occurred in May, at which time we raised about $67 million, and the second occurred in August and generated net proceeds of approximately $53 million. Year to date, MFA continues to generate strong financial results reflecting a 13.9% return on equity in the first nine months of this year. As previously mentioned, MFA has approximately 99% of its assets in high quality securities and cash. With extremely low levels of credit risk, the company has been able to generate very attractive quarterly dividends. For the first three quarters of 2003, MFA's dividends totaled $0.84 per share, and the stock is trading near $9.75. The strength of MFA's asset strategy is owning high quality assets that are liquid and easy to finance. The portfolio consists of one-year and hybrid 3/1 and 5/1 securities. Our assets have coupons that reset based on short-term interest rates, so they do react to interest rate changes. Due to the fact that the coupons of our assets reset, our assets face less price risk than fixed-rate securities.

TWST: Could you give us the total assets that you have at this point?

Mr. Gorin: As of the end of the third quarter of 2003, our assets were approximately $4.3 billion, with an asset to equity ratio of approximately 9.2:1.

TWST: Could you tell us how the current interest rate situation is impacting your portfolio? I'm specifically talking about the accelerated prepayment rate we saw in the third quarter and of course the subsequent rise in long-term rates.

Mr. Gorin: We see some significant positives in the current interest rate environment. The first of these is the positive slope of the yield curve. Short-term interest rates are lower than long-term interest rates, and therefore adjustable rate mortgages make sense for homeowners. As a result, there is an ample supply of adjustable rate and hybrid mortgage-backed securities today. For example, recent data shows that a 30-year fixed-rate mortgage might bear an interest rate cost of approximately 6% if you are a homeowner, but an adjustable rate mortgage might cost a much lower 3.75%. So there is a very large incentive for a homeowner to take out an adjustable rate mortgage rather than a fixed rate mortgage. The second significant positive is that while earlier in the year, interest rates declined to historic lows resulting in very high mortgage prepayment rates, we do not anticipate that interest rates will continue this decline (in fact they have increased) and we therefore expect that prepayment rates will trend down. In our third quarter conference call, we indicated that while we do not expect that prepayment rates will fall off the table, we do expect them to trend down. A period of a continued slowdown in mortgage prepayments should have a positive impact over the next couple of quarters.

TWST: As far as the adjustable rate interest rates are concerned, what is that interest rate tied to and what would happen if short-term rates do rise?

Mr. Gorin: Adjustable rate mortgages are primarily based on Libor and the one-year Constant Maturity Treasury. To a lesser extent, some adjustable-rate mortgages are based on COFI and other indices. If interest rates change, the coupon on the adjustable-rate mortgages will reset, albeit with a lag. If it is an adjustable rate mortgage the coupon will reset within twelve months. If it is a hybrid mortgage, where the initial coupon is set for three to five years, you would have to wait that period of time before the coupon adjusts to then current interest rates.

TWST: When you reported your earnings on October 29, MFA's CEO Stewart Zimmerman talked about how prepayment has impacted your net margin interest. Could you comment on that?

Mr. Gorin: As you correctly point out, during the third quarter of 2003 our yield and interest-earnings assets were negatively impacted by high prepayment speeds in the mortgage-backed securities portfolio, which resulted in accelerated amortization of purchase premium. While the gross yield on MFA's interest earning assets was approximately 4.36%, the net yield on interest earning assets was reduced to 2.61% due primarily to premium amortization. Our spread, which is the difference between our interest earning asset yield of 2.61% and our 1.46% cost of funds was 1.15% for the third quarter. The main difference between the 4.36% coupon and the 2.61% yield was premium amortization due to the very rapid prepayment rate. The prepayment speed for the quarter was 41% constant prepayment rate or CPR. With average equity in the quarter of approximately $440 million and an average debt to equity ratio of 8.28x, MFA generated a 10.74% return on average equity in the quarter.

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TWST: As you look ahead, what is your strategy for success? Is it more of the same?

Mr. Gorin: Our strategy for success has been to run the company conservatively. We focus on high credit quality assets. 99% of our assets are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, are rated AAA or are cash. Our strategy has been to invest in adjustable rate and hybrid ARMS, not fixed rate mortgage securities, so we have less interest rate risk. We maintain a conservative leverage ratio of less than 11 times, we limit our leverage by discipline, and like to be less levered so we have the opportunity to take advantage of market conditions. For now, our strategy is to continue doing what we have been doing, which is to run a conservative company with the goal of generating double digit return on equity.

TWST: Could you share with us your short-term financial outlook?

Mr. Gorin: For the third quarter we earned $0.21, and our spread was 1.15%. We do anticipate that prepayments will trend down as mortgage rates no longer test historic lows. We therefore expect that fourth quarter results will reflect some of this anticipated slowdown in prepayments.

TWST: What about your long-term financial goals?

Mr. Gorin: Our long-term financial goals are to maintain a conservative leverage ratio and a high quality liquid asset base. We aim to continue to generate attractive spreads resulting in double-digit returns on equity.

TWST: What worries you the most?

Mr. Gorin: We are a very efficient owner and holder of adjustable rate mortgage-backed securities, so when adjustable rate mortgages are attractive to the consumer, we generate strong returns. Adjustable rate mortgages are attractive when short-term interest rates are lower than long-term interest rates, which is the norm. In an inverted yield curve environment, adjustable rate mortgages do not necessarily make sense to homeowners. If short-term rates are higher than long-term rates, a homeowner can take out a 30-year mortgage with a lower interest rate than an adjustable rate mortgage, in which case most adjustable rate mortgages will prepay and there will be very few new ones originated.

TWST: Do you have the management team in place to accomplish all of your goals?

Mr. Gorin: Our management team has three key players and I think a strong bench behind it. Certainly the most important officer is Stewart Zimmerman, who is the President and CEO. Stewart has close to 40 years of mortgage trading, sales, and finance experience. He has previously served as head of the mortgage trading and/or sales desk at Lehman, E.F. Hutton, and Security Pacific. I am the Executive VP and CFO. I have approximately 20 years of Wall Street experience as both an investment banker and a research analyst. Ron Freydberg is Executive Vice President. He also has close to 20 years of experience in mortgage sales, quantitative analysis and securitization. Ron is the main interface with the Street for mortgage assets and reverse repurchase agreements. Supporting us is a strong team of officers with broad experience in mortgage-backed securities and finance.

TWST: Do you expect any near-term significant changes to your balance sheet structure?

Mr. Gorin: We expect to continue running the leverage ratio of assets to equity of less than 11 times, and primarily invest in AAA assets. So there will be no significant changes to the way our balance sheet will appear.

TWST: What is your current dividend policy?

Mr. Gorin: Our current dividend policy as a REIT is to distribute at least 90% of our taxable income.

TWST: What do you think of your current stock price?

Mr. Gorin: Basically MFA's strategy is straightforward, which is very important in today's environment. We earn a spread on agency mortgage securities. Many investors prefer that clarity and find our share price very attractive, particularly on a p/e basis relative to banks and S&Ls.

TWST: If you were speaking directly to a shareholder, what would be some of the key investment messages that you would like to convey?

Mr. Gorin: The first thing I would want to emphasize is we focus on high quality assets. These assets are liquid and easy to refinance. Second, we invest in hybrid and adjustable rate mortgage-backed securities. The coupons of these assets reset based on short-term interest rates, so there is less price risk due to the fact that we have adjustable coupons. And third, we maintain a conservative asset-to-equity ratio of less than 11 times. We use discipline to set our leverage levels, and we maintain extra buying power to take advantage of investment opportunities.

TWST: Thank you. (WT)

WILLIAM S. GORIN
Executive Vice President & CFO
MFA Mortgage Investments, Inc.
350 Park Avenue
21st Floor
New York, NY 10022
(212) 207-6400
(212) 207-6420 - FAX
www.mfa-reit.com
e-mail: contact@mfa-reit.com

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